EXHIBIT 10.31


                        EMERY INCENTIVE PLAN FOR 1998


                           1998 ICP PLAN LETTER


Dear Fellow Employee:

I am pleased to announce the 1998 incentive program that has been approved by our Board of Directors. The plan may be amended effective July 1, 1998 to include service improvement performance factors that will measure the quality of serice we provide to our customers. The incentive program focuses all employees on a common goal - profitability.

The program consists of three distinct plans that reward employees based on their actual contributions in attaining specific unit performance goals. Hourly and salaried employees will participate in the Employee Performance Incentive Plan (EPIP), which focuses on improving profitability through increased operating efficiencies and cost containment. All sales personnel are part of the revised global Sales Incentive Plan (SIP), which is based on one or more of the following: margin contribution, margin improvement, profit plan, and days sales outstanding.

As a member of management, you will participate in the Incentive Compensation Plan (ICP), which is tied to one or more of the following factors:
unit performance /profit, company profit, and Days Sales Outstanding (DSO). DSO is a measure of how long it takes on average for our customers to pay us (accounts receivable). Our usual terms are payment within ten (10) calendar days from date of billing. By decreasing the time it takes us to collect our receivables (DSO), we will improve our profitability.
By successfully leading and directing your team's total effort, you will benefit by the improved profitability of your unit, which will enhance your ICP rewards as well as the rewards of your team.

Actual incentive compensation will be funded by an ICP pool. At the end of 1998, ICP will be calculated and a proportionate amount paid, depending on your performance and the pool. All ICP payments will be calculated and paid on an annual basis and are subject to the ICP Terms and Conditions.

This is an exciting opportunity for you to earn compensation based on attaining your unit's performance goals and improving the company's DSO's. I am confident that our continued team effort to expand our air, ocean, customs brokerage, expedited and logistics services, along with your commitment to Emery Worldwide, will result in increased incentive compensation pay in 1998 and beyond.

Emery Worldwide

1998 INCENTIVE COMPENSATION
PERFORMANCE FACTORS
(EFFECTIVE JANUARY 1, 1998)